Exhibit 99.1
News Release

Pioneer Natural Resources Company Reports Second Quarter 2019 Financial and Operating Results

Dallas, Texas, August 6, 2019 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter ended June 30, 2019. Pioneer reported a second quarter net loss attributable to common stockholders of $169 million, or $1.01 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the second quarter was $340 million, or $2.01 per diluted share.

Highlights

•	Second quarter Permian oil production averaged 206 thousand barrels of oil per day (MBOPD), near the top end of guidance

•	Second quarter Permian production averaged 330 thousand barrels of oil equivalent per day (MBOEPD), above the top end of guidance

•	Reduced top end of 2019 capital program by $150 million, or approximately 4.5%

•	Completed corporate restructuring efforts, with annualized general and administrative (G&A) savings of approximately $100 million achieved ahead of schedule

•	Increased cash dividend to a quarterly amount of $0.44 per common share (equivalent to $1.76 per share on an annualized basis as compared to $0.64 per share previously)

•	Repurchased $200 million of common stock during the second quarter under the Company’s $2 billion repurchase authorization; $528 million executed to date

President and CEO Scott D. Sheffield stated, "Pioneer reported an excellent second quarter, with significantly reduced capital spending, strong production growth and superior margins. We continue to be highly focused on increasing free cash flow and corporate returns, while executing at a high level.

“Consistent with our plan to return more capital to shareholders, we increased our dividend to an annualized rate of $1.76 per share, and continued to execute on our $2 billion share repurchase program, bringing total share repurchases at the end of the second quarter to $528 million, or 3.7 million shares. We have also reached our annualized G&A savings target of approximately $100 million ahead of schedule, which has not only led to a reduced cost structure, but also resulted in a flatter organization with improved execution."

Ongoing Strategic Initiatives
Pioneer is enhancing its free cash flow generation profile by executing on a long-term, mid-teens oil production growth plan that generates top-tier corporate returns. The Company is also evaluating options to monetize non-core acreage not slated for near-term development, with such options including cash market divestitures and the use of DrillCo arrangements. Consistent with this strategy, the Company recently divested approximately 3,300 net non-core acres in northern Martin County for approximately $20,000 per acre.

During the second quarter, the Company completed its corporate restructuring and achieved its targeted annualized G&A savings of approximately $100 million ahead of schedule. In addition to realized cost benefits, the streamlining of roles and responsibilities and implementation of a flatter reporting structure has led to tangible improvements in the oversight of capital spending and production operations.

Pioneer continues its activities related to the planned divestiture of its 27% interest in the Targa-operated Midland Basin gas processing infrastructure, which is expected to reduce the Company’s capital spending requirements and increase corporate returns. Additionally, the Company continues to evaluate the long-term strategy for its water infrastructure. Pioneer’s upgrade of the City of Midland wastewater treatment facility is on track for a late 2020 completion date.

Financial Highlights

Pioneer continues to maintain a strong balance sheet, with unrestricted cash on hand at the end of the second quarter of $643 million and net debt of $1.6 billion. The Company’s $2.1 billion liquidity position includes $643 million of unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of June 30, 2019).

During the second quarter, the Company’s Permian drilling, completion and facilities capital expenditures totaled $668 million. The Company’s total Permian capital expenditures1 totaled $730 million, including gas processing and water infrastructure capital. Approximately $25 million of field facilities capital projects that were budgeted during the second quarter were deferred to the second half of 2019.

The Company is increasing its dividend to an annualized rate of $1.76 per share, payable quarterly, representing a current yield of approximately 1.4% (based on the Company’s closing stock price as of August 5, 2019). The decision to grow the Company's cash dividend, from $0.08 per share on an annualized basis in February 2018 to an annualized rate of $1.76 per share is consistent with the Company’s objective of increasing the return of capital to shareholders and moving towards an annual dividend that is competitive with that of the S&P 500.

In December 2018, the Board of Directors authorized a $2 billion common stock repurchase program. During the second quarter, the Company repurchased $200 million of common stock under this program.
To date, the Company has repurchased a total of 3.7 million shares for $528 million at an average price of $141 per share under this authorization.

Financial Results
For the second quarter, the average realized price for oil was $55.50 per barrel. The average realized price for NGLs was $19.63 per barrel, and the average realized price for gas was $0.89 per thousand cubic feet. Adjusting for the cash flow uplift attributable to the Company’s firm transportation (FT) contracts, the average realized oil price would have increased by $4.28 per barrel to $59.78. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $9.47 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $13.56 per BOE. Exploration and abandonment costs were $15 million. G&A expense was $80 million. Interest expense was $29 million. Other expense was $211 million, or $34 million excluding unusual items2.

Operations Update

Pioneer placed 83 horizontal wells on production during the second quarter. Well productivity continues to increase annually, with average cumulative production greater in 2018 as compared to the 2017 program. Many factors, such as incorporating data from machine learning into optimized completion designs and a focused approach to appraisal testing, have contributed to the Company’s improving well productivity.

The Company’s limited Wolfcamp D appraisal program continues to yield strong results. A two-well Wolfcamp D pad that was placed on production early in the first quarter of 2019 averaged a 24-hour initial production rate per well of approximately 4,100 BOE. This two-well pad has recorded a 180-day cumulative pad production of 511 thousand barrels oil equivalent, with a 66% oil mix, outperforming similar wells in the area by 82%.

During the second quarter of 2019, the Company’s marketing of Permian oil yielded premium Brent-related oil pricing, leading to an incremental $81 million of cash flow.  The Company continues to enhance margins through its FT contracts by transporting oil and gas from the Permian Basin to price-advantaged markets and expects these activities to provide a cash flow uplift of $25 million to $75 million during the third quarter of 2019. Further, the Company expects to substantially decrease its exposure to the depressed Waha gas market beginning early in the fourth quarter of 2019 with the commencement of the Gulf Coast Express pipeline.

Full-Year 2019 Update
Pioneer is lowering the top end of its 2019 capital program by $150 million, or approximately 4.5%. This includes reducing the top end of its 2019 Permian drilling, completions and facilities capital budget range by $100 million to $2.8 billion to $3.0 billion and lowering its midstream facilities and water infrastructure spending by $50 million to $250 million. With these reductions, the Company is revising its 2019 capital program1 to a range of $3.05 billion to $3.25 billion and expects it to be fully funded with 2019 forecasted cash flow3 of approximately $3.5 billion.

The Company maintains its plan to operate an average of 21 to 23 horizontal rigs in the Permian Basin during 2019, including approximately five rigs in the southern joint venture area. This program is expected to place 265 to 290 wells on production, compared to 270 wells placed on production during 2018. The average lateral length planned for 2019 is approximately 9,800 feet, with an average estimated ultimate recovery (EUR) of approximately 1.6 million barrels of oil equivalent per well.

This activity level is projected to deliver 2019 Permian production of 320 to 335 MBOEPD and 203 to 213 MBOPD, representing approximately 12% to 17% growth over 2018 production levels.

Pioneer has increased its oil derivative positions to 72 MBOPD for the remainder of 2019 at approximately $67 Brent pricing and 67 MBOPD for 2020 at approximately $64 Brent pricing. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined on the attached schedules.

Third Quarter 2019 Guidance

Third quarter 2019 production is forecasted to average between 333 to 348 MBOEPD and 206 to 216 MBOPD. Production costs are expected to average $8.50 per BOE to $10.50 per BOE. DD&A expense is expected to average $13.00 per BOE to $15.00 per BOE. Total exploration and abandonment expense is forecasted to be $15 million to $25 million. G&A expense is expected to be $65 million to $75 million, reflecting the savings attributable the Company’s corporate restructuring activities. Interest expense is expected to be $28 million to $33 million. Other expense is forecasted to be $20 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

Environmental, Social & Governance

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility.  The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.  For access to Pioneer’s sustainability report, please visit http://www.pxd.com/sustainability.

Earnings Conference Call

On Wednesday, August 7, 2019, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended June 30, 2019, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 800-949-2175 and enter confirmation code 4023029 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through September 1, 2019. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Future dividends are at the discretion of the Company's board of directors, and, if declared, the board of directors may change the dividend amount based on the Company's liquidity and capital resources at that time.

Footnote 1: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and corporate facilities.

Footnote 2: Unusual items include the following: (i) $146 million of corporate restructuring charges, (ii) $23 million of asset divestiture-related charges, including $19 million of employee-related charges associated with the May 2019 sale of the Company’s Eagle Ford and remaining other South Texas assets, and (iii) $8 million of noncash charges related to accretion of discount on deficiency fee obligations and changes in estimated deficiency fee receivables associated with the sale of the Eagle Ford and remaining other South Texas assets.

Footnote 3: The 2019 estimated cash flow number is a non-GAAP financial measure, representing first half 2019 cash flow (before working capital changes) plus July through December forecasted cash flow (before working capital changes) based on NYMEX strip pricing as of July 30, 2019; represents the midpoint of production guidance.  Due to its forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, such as working capital changes.  Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure.  Amounts excluded from this non-GAAP measure in future periods could be significant.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$643	$825
Restricted cash	75	—
Short-term investments	—	443
Accounts receivable, net	789	814
Income taxes receivable	6	7
Inventories	249	242
Derivatives	49	52
Investment in affiliate	344	172
Other	20	25
Total current assets	2,175	2,580
Oil and gas properties, successful efforts method of accounting	21,877	21,766
Accumulated depletion, depreciation and amortization	(7,875)	(8,218)
Total oil and gas properties, net	14,002	13,548
Other property and equipment, net	1,035	1,291
Operating lease right of use assets	332	—
Long-term investments	—	125
Goodwill	262	264
Derivatives	10	—
Other assets	290	95
	$18,106	$17,903

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,572	$1,624
Interest payable	53	53
Income taxes payable	—	2
Current portion of long-term debt	449	—
Derivatives	15	27
Operating leases	141	—
Other	295	112
Total current liabilities	2,525	1,818
Long-term debt	1,837	2,284
Deferred income taxes	1,208	1,152
Operating leases	195	—
Other liabilities	465	538
Equity	11,876	12,111
	$18,106	$17,903

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues and other income:
Oil and gas	$1,196	$1,286	$2,332	$2,552
Sales of purchased oil and gas	1,183	1,095	2,292	2,166
Interest and other income (loss), net	(11)	9	181	26
Derivative gain (loss), net	43	(358)	29	(566)
Gain (loss) on disposition of assets, net	(488)	79	(498)	83
	1,923	2,111	4,336	4,261
Costs and expenses:
Oil and gas production	219	243	440	456
Production and ad valorem taxes	69	70	136	146
Depletion, depreciation and amortization	412	378	833	735
Purchased oil and gas	1,102	1,026	2,059	2,080
Impairment of oil and gas properties	—	77	—	77
Exploration and abandonments	15	28	35	63
General and administrative	80	95	174	185
Accretion of discount on asset retirement obligations	2	4	5	8
Interest	29	32	59	68
Other	211	76	358	133
	2,139	2,029	4,099	3,951
Income (loss) before income taxes	(216)	82	237	310
Income tax benefit (provision)	47	(19)	(56)	(69)
Net income (loss)	(169)	63	181	241
Net loss attributable to noncontrolling interests	—	3	—	3
Net income (loss) attributable to common stockholders	$(169)	$66	$181	$244

Basic and diluted net income (loss) per share attributable to common stockholders	$(1.01)	$0.38	$1.07	$1.42

Weighted average shares outstanding:
Basic	168	170	168	170
Diluted	168	171	169	171

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$(169)	$63	$181	$241
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	412	378	833	735
Impairment of oil and gas properties	—	77	—	77
Impairment of inventory and other property and equipment	2	6	31	6
Exploration expenses, including dry holes	3	4	4	9
Deferred income taxes	(47)	19	56	69
(Gain) loss on disposition of assets, net	488	(79)	498	(83)
Accretion of discount on asset retirement obligations	2	4	5	8
Interest expense	2	1	3	2
Derivative related activity	(37)	219	(20)	355
Amortization of stock-based compensation	38	24	62	41
Investment in affiliate fair value adjustment	3	—	(171)	—
Other	38	23	89	45
Change in operating assets and liabilities:
Accounts receivable	86	(33)	17	(214)
Inventories	(22)	(29)	(58)	(35)
Investments	—	1	—	4
Other current assets	(1)	(4)	(16)	(7)
Accounts payable	(8)	227	(69)	218
Interest payable	29	16	—	(5)
Other current liabilities	(30)	(18)	(52)	(12)
Net cash provided by operating activities	789	899	1,393	1,454
Net cash used in investing activities	(325)	(619)	(1,020)	(1,024)
Net cash used in financing activities	(257)	(489)	(480)	(534)
Net increase (decrease) in cash, cash equivalents and restricted cash	207	(209)	(107)	(104)
Cash, cash equivalents and restricted cash, beginning of period	511	1,001	825	896
Cash, cash equivalents and restricted cash, end of period	$718	$792	$718	$792

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Average Daily Sales Volumes:
Oil (Bbls)	207,438	185,495	206,850	184,015
Natural gas liquids ("NGLs") (Bbls)	67,076	64,473	67,073	65,324
Gas (Mcf)	357,917	466,414	359,261	422,880
Total (BOEs)	334,167	327,704	333,800	319,819

Average Prices:
Oil per Bbl	$55.50	$61.20	$52.47	$61.42
NGL per Bbl	$19.63	$28.83	$21.20	$28.28
Gas per Mcf	$0.89	$1.97	$1.69	$2.25
Total per BOE	$39.35	$43.12	$38.60	$44.08

Three Months Ended June 30, 2019
($ per BOE)
Margin Data:
Average prices	$39.35
Production costs	(7.21)
Production and ad valorem taxes	(2.26)
$29.88

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)
The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$(169)	$66	$181	$244
Participating share-based basic earnings	—	—	(1)	(2)
Basic and diluted net income (loss) attributable to common stockholders	$(169)	$66	$180	$242
Basic weighted average shares outstanding reconciled to diluted weighted average shares outstanding is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Basic weighted average shares outstanding	168	170	168	170
Dilution attributable to stock-based compensation awards	—	1	1	1
Diluted weighted average shares outstanding	168	171	169	171

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)
EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$(169)	$63	$181	$241
Depletion, depreciation and amortization	412	378	833	735
Exploration and abandonments	15	28	35	63
Impairment of oil and gas properties	—	77	—	77
Impairment of inventory and other property and equipment	2	6	31	6
Accretion of discount on asset retirement obligations	2	4	5	8
Interest expense	29	32	59	68
Income tax (benefit) provision	(47)	19	56	69
(Gain) loss on disposition of assets, net	488	(79)	498	(83)
Derivative related activity	(37)	219	(20)	355
Amortization of stock-based compensation	16	24	37	41
Investment in affiliate fair value adjustment	3	—	(171)	—
Restructuring charge	154	—	166	—
Other	38	23	89	45
EBITDAX before restructuring charge	906	794	1,799	1,625
Restructuring charge (excluding stock-based compensation)	(132)	—	(141)	—
EBITDAX (a)	774	794	1,658	1,625
Cash interest expense	(27)	(31)	(56)	(66)
Discretionary cash flow (b)	747	763	1,602	1,559
Cash exploration expense	(12)	(24)	(31)	(54)
Changes in operating assets and liabilities	54	160	(178)	(51)
Net cash provided by operating activities	$789	$899	$1,393	$1,454
______________________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net loss (gain) on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation; fair value adjustments on investments and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Adjusted loss attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and adjusted income excluding noncash MTM adjustments and unusual items is presented in this earnings release and reconciled to the Company's net loss attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net loss attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM valuation adjustments to contingent consideration attributable to the South Texas divestiture, noncash MTM loss attributable to the Company's equity investment in ProPetro Holding Corp. ("ProPetro"), net noncash MTM derivative gain and unusual items as follows:

	Three Months Ended June 30, 2019
	After-tax Amounts	Per Diluted Share
Net loss attributable to common stockholders	$(169)	$(1.01)
Noncash MTM adjustments:
South Texas contingent consideration loss ($13 pretax)	10	0.06
ProPetro stock loss ($3 pretax)	2	0.02
Derivative gain, net ($37 pretax)	(29)	(0.17)
Adjusted loss excluding noncash MTM adjustments	(186)	(1.10)
Unusual items:
Net loss on divestiture of South Texas assets ($521 pretax)	406	2.40
Corporate restructuring charges ($154 pretax)	120	0.71
Asset divestiture-related charges ($31 pretax)	24	0.14
Net gain on divestiture of Permian acreage ($31 pretax)	(24)	(0.14)
Adjusted income excluding noncash MTM adjustments and unusual items	$340	$2.01

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)
Return on Capital Employed ("ROCE") is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market ("MTM") derivative and fair value accounting adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for net noncash MTM derivative (gain) loss, unusual items and interest expense) and average net debt. The Company believes ROCE is a good indicator of long-term performance, both absolute and relative to the Company's peers. ROCE is a measure of the profitability of the Company’s capital employed in its business compared with that of its peers.

	Year Ended December 31,
	2018	2017
Net income	$975	$833
After-tax adjustments for MTM derivative activity and unusual items:
Noncash MTM derivative (gain) loss, net	(211)	112
Sand mine decommissioning-related charges	351	—
Impairment of oil and gas properties	60	183
Net gain on asset divestitures	(226)	(124)
Other asset divestiture-related charges	129	—
Excess tax benefits and reduction in deferred tax liability	—	(633)
After-tax adjustments to exclude MTM adjustments and unusual items	103	(462)
After-tax interest expense	98	98
ROCE earnings	$1,176	$469

	As of December 31,
	2018	2017
Average total equity (a)	$11,796	$10,663
Average net debt (b)	724	395
Capital employed	$12,520	$11,058

ROCE percentage	9%	4%
_____________________

(a)	Average total equity is calculated as follows:

	As of December 31,
	2018	2017
Total equity	$12,111	$11,279
Less: Net income	975
Plus: ROCE earnings	1,176
Adjusted total equity	$12,312	$11,279

Average total equity	$11,796

	As of December 31,
	2017	2016
Total equity	$11,279	$10,411
Less: Net income	833
Plus: ROCE earnings	469
Adjusted total equity	$10,915	$10,411

Average total equity	$10,663

(b)	Average net debt is calculated as follows:

	As of December 31,
	2018	2017	2016
Current portion of long-term debt	$—	$449	$485
Long-term debt	2,284	2,283	2,728
Less:
Cash and cash equivalents	825	896	1,118
Short-term investments	443	1,213	1,441
Long-term investments	125	66	420
Net debt	$891	$557	$234

Average net debt	$724	$395

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of August 2, 2019
(Volumes are average daily amounts)

	2019		Year Ending December 31, 2020
	Third Quarter	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Brent swap contracts:
Volume	33,261	20,000	—
Price	$64.76	$65.44	$—
Brent collar contracts with short puts:
Volume	45,000	45,000	66,500
Price:
Ceiling	$80.06	$80.06	$72.17
Floor	$68.33	$68.33	$63.59
Short put	$58.33	$58.33	$54.79
Swap contracts:
Volume	50,000	16,848	—
NYMEX price	$2.94	$2.94	$—
Basis swap contracts:
Permian Basin index swap volume (a)	60,000	—	—
Price differential ($/MMBtu)	$(1.46)	$—	$—
Southern California index swap volume (b)	80,000	80,000	—
Price differential ($/MMBtu)	$0.31	$0.31	$—
______________________

(a)	The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the HH index price used in swap contracts.

(b)
The referenced basis swap contracts fix the basis differentials between Permian Basin index prices and Southern California index prices for Permian Basin gas forecasted for sale in Arizona and Southern California.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain, Net
(in millions)

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Noncash changes in fair value:
Oil derivative gain, net	$30	$9
Gas derivative gain, net	7	11
Total noncash derivative gain, net	37	20

Net cash receipts on settled derivative instruments:
Oil derivative receipts	10	22
Gas derivative payments	(4)	(13)
Total cash receipts on settled derivative instruments, net	6	9
Total derivative gain, net	$43	$29